Exhibit 3.115

ARTICLES OF ORGANIZATION

OF

SMBIMS ELK RIVER, LLC

The undersigned person acting as the organizer of a limited liability company under the Tennessee Revised Limited Liability Company Act, as amended (the “Act”) adopts the following Articles of Organization (the “Articles”).

Name

The name of the limited liability company is SMBIMS Elk River, LLC (the “Company”).

Registered Office and Agent

The address of the registered office is 40 Burton Hills Boulevard, Suite 500, Nashville, Davidson County, Tennessee 37215. The name of the initial Registered Agent at this address is Clifford G. Adlerz.

Principal Executive Office

The Principal Executive Office of the Company is 40 Burton Hills Boulevard, Suite 500, Nashville, Davidson County, Tennessee 37215.

Management

The Company shall be member-managed. The business of the Company shall be conducted under the management of its members. The members, by majority vote, may cause the Company to become a manager-managed or director-managed limited liability company and direct the secretary to file an amendment to the Articles so signifying.

IN WITNESS WHEREOF, the undersigned person, acting as organizer being duly authorized, executes the foregoing Articles for the purpose of filing and forming a limited liability company in accordance with the Act.

Dated: July 19, 2007	/s/ Matthew R. Burnstein
Matthew R. Burnstein, Organizer